Former Cisco Systems Technology Executive Appointed to Tyson Foods Board of Directors

SPRINGDALE, Ark. – June 12, 2024 – Tyson Foods, Inc. (NYSE: TSN) today announced the appointment of Maria N. Martinez as a new independent director, effective June 10.

Martinez most recently served as Executive Vice President and Chief Operating Officer at Cisco Systems from 2021 until 2024 and previously held the role of Chief Customer Experience Officer. Prior to Cisco Systems, Martinez held executive positions at leading technology companies including Salesforce, Microsoft, Motorola and AT&T’s Bell Labs.

With extensive experience in operations and digital transformation, Martinez currently serves on the board of directors of McKesson, Computer History Museum and the Silicon Valley Education Foundation. She also serves as an advisor on the President’s National Security Telecommunications Advisory Committee. She graduated with a bachelor’s degree in electrical engineering from the University of Puerto Rico and a master’s degree in computer engineering from Ohio State University.

“Maria is a proven business leader in the technology industry who will help Tyson Foods expedite our data and digital initiatives,” said Chairman John H. Tyson. “We are pleased to welcome her to the board and look forward to the significant insights and experiences she will bring to the company.”

“I was drawn to Tyson Foods as a purpose-driven, world-class food company. I look forward to bringing my perspective to the board’s work as the company continues to execute its digital strategy to grow its business sustainably and create value for shareholders, customers, team members and communities,” said Martinez.

The appointment of Martinez increases the number of directors on the Tyson Foods board to 15, with 11 independent directors. She will serve on the Governance and Nominating Committee and the Strategy and Acquisitions Committee.

In addition to Chairman John H. Tyson and Martinez, others currently serving on the Tyson Foods board of directors are Les R. Baledge, Mike Beebe, Maria Claudia Borras, David J. Bronczek, Mikel A. Durham, Donnie King, Jonathan D. Mariner, Kevin M. McNamara, Cheryl S. Miller, Kate B. Quinn, Jeffrey K. Schomburger, Barbara A. Tyson and Noel White.

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About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The company is unified by this purpose: Tyson Foods. We Feed the World Like Family™ and has a broad portfolio of iconic products and brands including Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, Aidells® and ibp®. Tyson Foods is dedicated to bringing high-quality food to every table in the world, safely, sustainably, and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the company had approximately 139,000 team members as of September 30, 2023. Visit www.tysonfoods.com.

Media Contact: MaKenzie Williams | makenzie.williams@tyson.com | 479-290-3205